Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of March 10, 2021, is entered into by and between Spirit Airlines, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of March 30, 2020 (the “Agreement”);

WHEREAS, the Board of Directors of the Company has determined that it is necessary and desirable to amend the Agreement as set forth in this Amendment;

WHEREAS, (i) Section 24 of the Agreement provides, among other things, that prior to a Section 9(a)(ii) Event, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of the holders of the Rights or Right Certificates, (ii) pursuant to Section 24 of the Agreement, an Authorized Officer of the Company has delivered a certificate to the Rights Agent stating that the proposed amendments to the Agreement set forth in this Amendment are in compliance with the terms of the Agreement, and (iii) pursuant to the terms of the Agreement and in accordance with Section 24 thereof, the Company has directed that the Agreement should be amended as set forth in this Amendment; and

WHEREAS, capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

A.	Amendments to Agreement.

1.	The definition of “Acting in Concert” in Section 1(a) of the Agreement (including, for the avoidance of doubt, the entire paragraph in which such definition appears) is hereby deleted in its entirety and the following is inserted in lieu thereof:

A Person shall be deemed to be “Acting in Concert” with another Person if such Person knowingly acts pursuant to any agreement, arrangement or understanding (whether or not in writing) at any time after the first public announcement of the adoption of this Rights Agreement, in concert or in parallel with such other Person or towards a common goal with such other Person, relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect. No Person shall be deemed to be Acting in Concert with another Person solely as a result of (a) making or receiving a solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation made to more than 10 holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act, or (b) soliciting or being solicited for tenders of, or tendering or receiving tenders of, securities in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO.

B.	Interpretation. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

C.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

D.	Effectiveness. This Amendment shall be deemed effective as of the date first written above when executed by the Rights Agent and the Company and upon the delivery of the duly executed certificate required under Section 24 of the Agreement. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party confirms, ratifies and approves each and every of its obligations under the Agreement, as amended by this Amendment.

E.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

F.	Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SPIRIT AIRLINES, INC.

By:	/s/ Thomas Canfield
	Name:	Thomas Canfield
	Title:	Senior Vice President and General Counsel

EQUINITI TRUST COMPANY, as Rights Agent

By:	/s/ Martin J. Knapp
	Name:	Martin J. Knapp
	Title:	SVP, Relationship Director

[Signature Page to Amendment No. 1 to the Rights Agreement]